Exhibit 99.1

Array BioPharma Submits Binimetinib New Drug Application to U.S. FDA

First-ever NDA filing for Array

BOULDER, Colo., June 30, 2016 /PRNewswire/ -- Array BioPharma (Nasdaq: ARRY) today announced the submission of a New Drug Application (NDA) for binimetinib in patients with advanced NRAS-mutant melanoma to the U.S. Food and Drug Administration (FDA). The submission is based on results of the pivotal Phase 3 NEMO (NRAS MELANOMA AND MEK INHBITOR) study, which found binimetinib significantly extended median progression-free survival (PFS), the study's primary endpoint, as compared with dacarbazine.

"The new drug application for binimetinib represents Array's first – an important milestone for this promising compound and our Company," said Ron Squarer, Chief Executive Officer, Array BioPharma. "NRAS-mutant melanoma represents an often overlooked subset of advanced disease without meaningful treatment options beyond immunotherapy and NEMO is the first-ever trial to meet a PFS endpoint in this population. We look forward to working with the FDA as they evaluate our application and the potential for binimetinib as a treatment option for these patients."

In the NEMO study, binimetinib significantly extended median PFS at 2.8 months, as compared with 1.5 months observed with dacarbazine [hazard ratio (HR)=0.62 (95% CI 0.47-0.80), p<0.001] in patients with advanced NRAS-mutant melanoma. In the pre-specified subset of patients who received prior treatment with immunotherapy, including ipilimumab, nivolumab or pembrolizumab, patients who received binimetinib experienced 5.5 months of median PFS (95% CI, 2.8–7.6), compared with 1.6 months for those receiving treatment with dacarbazine (95% CI, 1.5–2.8).

Mr. Squarer added, "While the results in the pre-specified sub-group of patients who had received prior treatment with immunotherapy are of interest, interpretation beyond overall consistency with the primary result should be made with care. Array anticipates that the primary consideration for marketing approval will be the results for the primary endpoint of the trial."

In addition to improving PFS, binimetinib also demonstrated significant improvement in overall response rate (ORR) and disease control rate (DCR). While there was no statistically significant difference demonstrated in overall survival, the median overall survival (mOS) favored the binimetinib arm.

  Confirmed ORR was 15 percent (95% CI, 11-20 percent) in patients receiving binimetinib vs. 7 percent (95% CI, 3-13 percent) in patients receiving dacarbazine.
  DCR for patients receiving binimetinib was 58 percent (95% CI, 52-64 percent) vs. 25 percent (95% CI, 18-33 percent) for patients receiving dacarbazine.
  mOS was estimated at 11.0 months in patients receiving binimetinib vs. 10.1 months for patients treated with dacarbazine [(HR) = 1.0 (95% CI 0.75-1.33), p=0.499].

Under the NEMO protocol, and in accordance with accepted statistical practice, the subgroup analyses of OS are formally conducted only if the key secondary endpoint of OS reached statistical significance.

Binimetinib was generally well-tolerated and the adverse events (AEs) reported were consistent with previous results in NRAS-mutant melanoma patients. Grade 3/4 AEs reported in greater than or equal to 5 percent of patients receiving binimetinib included increased creatine phosphokinase (CPK) and hypertension.

The NEMO results were presented at the 2016 American Society of Clinical Oncology (ASCO) Annual Congress earlier in June.

About NEMO

The NEMO trial, (NCT01763164), is an international, randomized Phase 3 study evaluating the safety and efficacy of 45 mg BID binimetinib, compared to 1,000 mg/m2 dacarbazine dosed every three weeks. Prior immunotherapy treatment was allowed.

The primary endpoint of the study is PFS, and secondary endpoints include overall survival (OS), ORR and DCR. Patients underwent radiographic assessment of disease status every six weeks, and assessment of progression was determined by blinded central review. Over 100 sites across North America, Europe, South America, Asia and Australia participated in the study.

About NRAS-Mutant Melanoma

Melanoma is the fifth most common cancer among men and the seventh most common cancer among women in the United States, with more than 76,000 new cases and nearly 10,000 deaths from the disease projected in 2016. Activating NRAS mutations are present in up to 20 percent of patients with metastatic melanoma, and is a poor prognostic indicator for these patients. Treatment options for this population remain limited beyond immunotherapy, and patients face poor clinical outcomes and high mortality.

About Binimetinib

MEK and BRAF are key protein kinases in the MAPK signaling pathway (RAS-RAF-MEK-ERK). Research has shown this pathway regulates several key cellular activities including proliferation, differentiation, survival and angiogenesis. Inappropriate activation of proteins in this pathway has been shown to occur in many cancers, such as melanoma, non-small cell lung, colorectal and thyroid cancers. Binimetinib is a late-stage small molecule MEK inhibitor, which targets key enzymes in this pathway.

Binimetinib is currently being studied in Phase 3 trials in advanced cancer patients, including the COLUMBUS trial studying encorafenib in combination with binimetinib in patients with BRAF-mutant melanoma and the recently initiated BEACON trial that will study encorafenib in combination with binimetinib and cetuximab in patients with BRAF V600E-mutant colorectal cancer. Array projects COLUMBUS top-line results availability during the third quarter of 2016

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Six registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the future development plans of binimetinib; expectations that events will occur that will result in greater value for Array; and the potential for the results of current and further clinical trials to support regulatory approval or the marketing success of binimetinib. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the determination by the FDA that results from clinical trials are not sufficient to support registration or marketing approval of binimetinib; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of June 30, 2016. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com